AQUILA INVESTMENT MANAGEMENT LLC

A Subsidiary of
Aquila Management Corporation

February 12, 2013
Board of Trustees of
Tax-Free Fund of Colorado
380 Madison Avenue
Suite 2300
New York, New York  10017

Re:           Investment Advisory Fee Waiver

Ladies and Gentlemen:

Reference is made to that certain Advisory and Administration Agreement, dated as of November 10, 2009 (the “Agreement”) by and between Aquila Investment Management LLC (the “Manager”) and Tax-Free Fund of Colorado (the “Fund”), pursuant to which the Manager has agreed to provide certain investment advisory and administrative services to the Fund.

The parties have agreed that the Manager shall waive certain fees otherwise payable to it under the Agreement as provided herein.  Accordingly, the Manager hereby agrees that for the period from the date hereof until the Termination Date (as defined below), the Manager shall waive that portion of the fee to which it is otherwise entitled under the Agreement so that the Manager’s fees shall be as follows:

The annual rates payable shall be equivalent to 0.48 of 1% of such net asset value on net assets of the Fund up to $400,000,000; 0.46 of 1% of the Fund’s net assets above that amount to $1,000,000,000 and 0.44 of 1% of the Fund’s net assets above $1,000,000,000.

As used herein:

•
“Termination Date” means earliest of (1) the termination of the Agreement, (2) the date as of which the Fund ceases to operate, (3) the date as of which the Sub-Advisory Fee Waiver (as defined below) is eliminated or removed or (4) July 31, 2014; and

•
“Sub-Advisory Fee Waiver” means the waiver of sub-advisory fees payable to Davidson Fixed Income Management, Inc., doing business as Kirkpatrick Pettis Capital Management, the sub-adviser to the Fund (the “Sub-Adviser”), reflected in the letter agreement dated as of February, 2013 between the Manager, the Fund and the Sub-Adviser.

The arrangement set forth in this letter may be amended only with the written agreement of the parties hereto.

Please sign below to confirm your agreement with the foregoing.

AQUILA INVESTMENT MANAGEMENT LLC
(Registrant)

By: /s/ Diana P. Herrmann
Diana P. Herrmann President and Chief Executive Officer

Accepted and agreed:

TAX-FREE FUND OF COLORADO

By:           /s/ Charles E. Childs, III
Name:  Charles E. Childs, III
Title:  Executive Vice President